                                                                  EXHIBIT 10-G-1
                                                                  --------------

                    AMENDED AND RESTATED SEVERANCE AGREEMENT
                    ----------------------------------------

       THE SEVERANCE AGREEMENT entered into as of the 1st day of August, 1996, by and between HARTMARX CORPORATION, a Delaware corporation ("Company"), and ELBERT O. HAND ("Executive") is herein amended and restated effective as of November 27, 2000.

                                WITNESSETH THAT:
                                ---------------

       WHEREAS, the Company recognized at the time the Severance Agreement was entered into, and continues to recognize that, as is the case with many publicly held corporations, the possibility of a Change in Control exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders; and

       WHEREAS, the Company has determined that appropriate steps (including amending the Severance Agreement) should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control; and

       WHEREAS, the Company and Executive agree to enter into this Agreement, amending, restating and superseding that certain Severance Agreement dated as of August 1, 1996; and

       WHEREAS, the Company and the Executive intend to enter into an amended and restated Employment Agreement ("Employment Agreement"), coincident herewith.

       NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the parties hereto as follows:

       1.   Agreement Period.  The Agreement Period shall commence on the
            ----------------
effective date hereof and shall continue in effect through December 31, 2002; provided, however, that (a) on December 31, 2001 and each anniversary thereof the Agreement Period shall be automatically extended by one year unless prior to such date the Company delivers written notice to Executive or Executive delivers written notice to the Company, in either case to the effect that the Agreement Period shall not be so extended; (b) if a Change in Control shall have occurred during the Agreement Period, the Agreement Period shall continue in effect for a period of not less than twenty-four (24) months beyond the month in which such Change in Control occurred; and (c) if an Imminent Control Change Date (as defined below) occurs before the end of the Agreement Period, then the notice not to extend this Agreement shall be void and of no further effect.
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"Imminent Control Change Date" means any date on which (i) the Board of
 ----------------------------
Directors of the Company adopts a resolution by vote of a majority of Directors at a meeting at which a quorum is present to the effect that an Imminent Control Change Date for purposes of this Agreement has occurred; (ii) the Company enters into an agreement, the consummation of which would result in a Change in Control of the Company; or (iii) such resolution or agreement remains effective and unrevoked. In the event that such resolution or agreement is revoked or declared ineffective, the Imminent Control Change Date shall be deemed to no longer to exist.

       2.   Nature of the Agreement.  In order to induce the Executive to remain
            -----------------------
in the employ of the Company, the Company agrees, under the conditions described herein, to pay the Executive the severance payments and benefits described herein. Except as provided in Section 7 hereof and Section 12 hereof, no amount or benefit shall be payable under this Agreement unless Executive is employed at the time of the Change in Control and there shall have been a termination of the Executive's employment with the Company following the Change in Control and during the Agreement Period.

       3.   Change in Control; Definitions.  A Change in Control shall mean the
            ------------------------------
occurrence of any of the following:

          (a) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a merger or consolidation which would result in the record holders of the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) in substantially the same proportions as their ownership immediately prior to such merger or consolidation at least 75% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; provided that this exclusion shall only apply to the percentage obtained by merger or consolidation and shall cease to apply in the event additional securities are purchased in another transaction; or

          (b) during any period of two consecutive years (not including any period prior to the date of the original Severance Agreement), individuals who at the beginning of such period constitute the Board of Directors of the Company ("Board") (together with any new directors whose election by the Board or whose nomination for election by the shareholders of the Company was approved by a vote of at least 66% of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved unless the initial assumption of office of such subsequently-elected or appointed director was in connection with (i) an actual or threatened election contest, including a consent solicitation, relating to the election or removal of one or more

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members of the Board, (ii) a "tender offer" (as such term is used in Section
14(d) of the Securities Exchange Act of 1934), (iii) a proposed merger or consolidation of the Company, or (iv) a request, nomination or suggestion of any one or more Beneficial Owner of voting securities of the Company representing 20% or more of the aggregate voting power of the voting securities of the Company or the surviving corporation, as applicable)) cease for any reason to constitute 66 2/3% of the Board then in office; or

          (c) there is consummated a merger or consolidation of the Company (or any direct or indirect subsidiary of the Company) with any other corporation, other than a merger or consolidation which would result in the record holders of the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) in substantially the same proportions as their ownership immediately prior to such merger or consolidation at least 75% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or

          (d) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity at least 75% of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.

       Notwithstanding the foregoing, a Change in Control shall not be deemed to occur in the event of a Management Change in Control. A Management Change in Control shall mean a Change in Control pursuant to which Executive (alone or with others) acquires or retains, directly or indirectly, the power to direct or cause the direction of the management and policies of the Company (whether through the ownership of voting securities, by contract, or otherwise) and which is directly or indirectly attributable to a public announcement by Executive (or others acting in concert with Executive) of an intention to take actions which, if consummated, would constitute such Management Change in Control. In addition, no "Change in Control" shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the combined voting power of the Company's outstanding securities immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

       "Person" shall mean any person (as defined in Section 3(a)(9) of the Securities Exchange Act (the "Exchange Act"), as such term is modified in Sections 13(d) and 14(d) of the Exchange Act) other than (1) any employee plan established by the Company, (2)

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

the Company or any of its affiliates (as defined in Rule 12b-2 promulgated under the Exchange Act) prior to the transaction resulting in the Change in Control,
(3) an underwriter temporarily holding securities pursuant to an offering of such securities, or (4) a corporation owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company.

       "Beneficial Owner" shall mean beneficial owner as defined in Rule 13d-3 under the Exchange Act.

       4.   Termination.  The Executive's employment hereunder may be terminated
            -----------
under the following circumstances:

          (a) Death.  The Executive's employment hereunder shall terminate
              -----
upon his death.

          (b) Disability.  The Company may terminate the Executive's employment
              ----------
hereunder for "Disability". Disability means a mental or physical condition which renders Executive unable or incompetent to carry out the material job responsibilities which such Executive held or the material duties to which Executive was assigned at the time the disability was incurred, which has existed for at least six (6) months and which in the certified opinion of a physician mutually agreed upon by the Company and Executive (which agreement neither party shall unreasonably withhold) is expected to be permanent or to last for an indefinite duration or a duration in excess of six (6) months.

          (c) Cause.  The Company may terminate the Executive's employment
              -----
hereunder for Cause (as defined in Section 4(c)(ii)) solely in accordance with the procedures set forth in Section 4(c)(i). If the Company fails to comply with each of the requirements described in Section 4(c)(i), any termination of employment shall be deemed a termination by the Company without Cause for purposes of this Agreement.

            (i) The Company may terminate the Executive's employment for Cause only upon satisfying each of the following requirements:

            (A) The Company shall have notified Executive in writing of the conduct allegedly constituting Cause and the Executive shall have failed to correct such conduct within thirty (30) days of the date of his receipt of such written notice from the Company;

            (B) A meeting of the Board shall be called for the stated purpose of determining whether Executive's acts or omissions constitute Cause, whether the Executive failed to correct such conduct and, if so, whether to terminate Executive's employment for Cause;

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

            (C) No fewer than forty-five (45) days prior to the date of such meeting, the Company provides Executive and each member of the Board with written notice (the "Notice of Consideration") of its
                                                -----------------------
                intent to consider termination of Executive's employment for Cause, including (1) a detailed description of the specific reasons which form the basis for such consideration, (2) the date, time and location of such meeting of the Board, and (3) Executive's rights under clause (D) below;

            (D) Executive shall have the opportunity, if he so elects, to appear before the Board in person and, at Executive's option, with legal counsel, and to present to the Board a written response to the Notice of Consideration;

            (E) Executive's employment may be terminated for Cause only if (1)
                the Executive failed to correct the conduct constituting Cause within thirty (30) days of his receipt of the notice described in clause (A) above, (2) the acts or omissions specified in the Notice of Consideration did in fact occur and do constitute Cause as defined in this Agreement, (3) the Board makes a specific determination by an affirmative vote of all of the members of the Board (excluding for these purposes Executive) to such effect and to the effect that Executive's employment should be terminated for Cause and (4) the Company thereafter provides Executive with a Notice of Termination which specifies in detail the basis of such termination of employment for Cause and which notice shall be consistent with the reasons set forth in the Notice of Consideration.

           (ii) For purposes of this Agreement, the Company shall have "Cause" to terminate the Executive's employment hereunder upon the Executive's:

            (A) conviction for the commission of a felony; or

            (B) willful failure to substantially perform his duties hereunder;
                or

            (C) willful or grossly negligent wrongful conduct that is
                demonstrably and materially injurious to the Company or its affiliates.

For purposes of clauses (B) and (C) of Section 4(c)(ii), Cause shall not include any act or omission that Executive believed in good faith to have been in or not opposed to the interest of the Company (without intent of Executive to gain therefrom, directly or

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

indirectly, a profit to which he was not legally entitled), or any act or omission of which any member of the Board, the Chief Executive Officer or any other executive officer of the Company who is not a party to such act or omission has had actual knowledge for at least twelve months.

In the event that the existence of Cause shall become an issue in any action or proceeding between the parties, the Company shall, notwithstanding the determination referenced in clause (E) Section 4(c)(i) above, have the burden of establishing by clear and convincing evidence that the actions or omissions specified in the Notice of Consideration did in fact occur and do constitute Cause, that Executive failed to correct such conduct and that the Company has satisfied the substantive and procedural requirements of Section 4(c). Unless the Company so establishes, by clear and convincing evidence, any termination of employment shall be deemed a termination by the Company without Cause for all purposes of this Agreement.

          (d) Good Reason.  The Executive may terminate his employment hereunder
              -----------
for Good Reason. Good Reason shall mean the occurrence, after a Change in Control, (without the Executive's written consent) of any one of the following acts by the Company, or failures by the Company to act:

            (i) failure of the Board of Directors of the Company to elect Executive to the office(s) held by the Executive immediately prior to the Change in Control; or

            (ii) failure of the Executive to be elected a director of the Company; or

            (iii) Any change in (A) the provisions of the Company's bylaws describing, or (B) the relative duties and responsibilities of, the office of Chairman and Chief Executive Officer or

            (iv) the assignment to Executive of any duties inconsistent with Executive's status as Chairman and Chief Executive Officer or a substantial adverse alteration in the nature or status of Executive's responsibilities; or

            (v) any reduction by the Company in the Executive's annual base salary as in effect immediately prior to the Change in Control or as the same may be increased from time to time; or

            (vi) the failure by the Company to pay to Executive any portion of Executive's current compensation, or to pay to Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due; or

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

            (vii) the failure by the Company to continue in effect any compensation plan in which the Executive participates immediately prior to the Change in Control which is material to the Executive's total compensation, including but not limited to stock option, restricted stock, stock appreciation right, incentive compensation, bonus and other plans, unless an economic equivalent arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan; or the failure by the Company to continue the Executive's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount or timing of payment of benefits provided and the level of the Executive's participation relative to other participants, as existed immediately prior to the Change in Control; or

            (viii) the failure by the Company to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company's pension, savings, life insurance, medical, health and accident, or disability plans in which the Executive was participating immediately prior to the Change in Control, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material perquisite or fringe benefit enjoyed by the Executive immediately prior to the Change in Control, or the failure by the Company to provide the Executive with the number of paid vacation days to which the Executive is entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy in effect immediately prior to the Change in Control; or

            (ix) the relocation of the Executive's principal place of employment to a location more than fifty (50) miles from the Executive's principal place of employment as of the date hereof or the Company's requiring the Executive to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company's business to an extent substantially consistent with the Executive's business travel obligations immediately prior to the Change in Control; or

            (x) any purported termination of the Executive's employment by the Company other than in accordance with this Agreement; for purposes of this Agreement, no such purported termination shall be effective; or

            (xi) causing or requiring Executive to report to anyone other than the Board; or

            (xii) the Company's material breach of this Agreement.

       Notwithstanding the foregoing, no inadvertent and isolated event shall constitute "Good Reason" unless the Executive shall have notified the Company in

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

writing of the conduct allegedly constituting Good Reason and the Company shall have failed to correct such conduct within thirty (30) days of the date of its receipt of such written notice from the Executive. Any determination by Executive that any of the foregoing events has occurred and constitutes Good Reason shall be conclusive and binding for all purposes unless the Company establishes by clear and convincing evidence that Executive did not have any reasonable basis for such a determination.

       5.   Termination Procedure.
            ---------------------

          (a) Notice of Termination.  Any termination of the Executive's
              ---------------------
employment by the Company or by the Executive (other than termination pursuant to Section 4(a) hereof) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 10. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific provision in this Agreement relied upon and shall identify in reasonable detail the reason for termination of the Executive's employment under the provision so indicated.

          (b) Date of Termination.  "Date of Termination" shall mean (i) if the
              -------------------
Executive's employment is terminated by his death, the date of his death, (ii) if the Executive's employment is terminated pursuant to Section 4(b) above, the date thirty (30) days after Notice of Termination (provided that the Executive shall not have returned to the performance of his duties on a permanent full-time basis during such thirty (30) day period), (iii) if the Executive's employment is terminated pursuant to Section 4(c) or 4(d) above, the date thirty
(30) days after Notice of Termination and (iv) if the Executive's employment is terminated for any other reason, the date specified in the Notice of Termination which shall be not more than thirty (30) days from the date of such Notice.

       6.   Compensation Upon Termination.
            -----------------------------

          (a) Termination due to Death or Disability.  If the Executive's
              --------------------------------------
employment is terminated after a Change in Control and during the Agreement Period by his death or Disability, the Company shall have no further obligations to provide Executive with the severance benefits described under Sections 6(b)(i) through (viii) of this Agreement but shall continue to provide the other payments and benefits provided for under this Agreement.

          (b) Termination By Company without Cause or By Executive for Good
              -------------------------------------------------------------
Reason.  Upon termination of Executive's employment  after a Change in Control
------
and during the Agreement Period by the Company without Cause or by Executive for Good Reason hereunder, then, in lieu of any further salary, bonus, or LTI Plan payments for periods subsequent to the Date of Termination and in lieu of any severance benefit otherwise payable to the Executive:

          (i) The Company shall pay to the Executive a lump sum cash severance payment, within five (5) days of the Date of Termination, equal to

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

    three times the higher of the Executive's annual base salary as of the Date of Termination and the Executive's annual base salary in effect immediately prior to the Change in Control.

            (ii) The Company shall pay the Executive a lump sum in cash, within ten (10) days of the Date of Termination, equal to the sum of (A) any unpaid incentive compensation (including the cash value, determined without regard to any restrictions on the sale thereof, of restricted stock) allocated or awarded to Executive under the MIP with respect to any fiscal year ending prior to the year in which the Date of Termination occurs; plus (B) three times the amount equal to the bonus compensation (including the cash value, determined without regard to any restrictions on the sale thereof, of restricted stock) which would be payable under the MIP with respect to the year in which the Date of Termination occurs (or if greater, the year in which this Agreement is effective), calculated based on the assumption that the Company achieves its "Target" level (as defined in the MIP) for such year (annual bonus based on such assumption, "Target Bonus"). The amount set forth in item (B) above shall be payable to Executive regardless of whether the Company actually achieves the performance levels upon which the calculation of such amount is based.

            (iii) The Company shall pay the Executive a lump sum in cash, within ten (10) days of the Date of Termination, equal to the sum of (A) any unpaid incentive compensation (including the cash value, determined without regard to any restrictions on the sale thereof, of restricted stock) allocated or awarded to Executive under the LTI Plan with respect to any performance period ending prior to the Date of Termination; plus (B) a pro rata portion of the aggregate value of all contingent incentive compensation (including the cash value, determined without regard to any restrictions on the sale thereof, of restricted stock) awards to Executive with respect to any performance periods under the LTI Plan which are not completed as of the Date of Termination, calculated based on the assumption that the Company's results from the beginning of such performance period(s) to the Date of Termination would continue at the same rate until the originally intended completion date(s) of such performance period(s). The amount set forth in item (B) above shall be payable to Executive regardless of whether the Company actually achieves the performance level upon which the calculation of such amount is based.

            (iv) During a period of thirty-six (36) months (the "Severance Period") the Company shall arrange to provide the Executive with life, disability, accident and health insurance benefits ("Welfare Benefits") substantially similar in all material respects to those which the Executive is receiving immediately prior to the Date of Termination (without giving effect to any adverse amendment to, or elimination of, such benefits made after a

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

    Change in Control), or if such benefits are not available or the provision of such benefits would not be allowed under the terms of such plans, the Company shall pay Executive the after-tax economic equivalent thereof. If the Executive receives, or becomes eligible to receive, Welfare Benefits from another source, then the Welfare Benefits otherwise receivable by the Executive pursuant to this Section 6(b)(iv) shall be reduced to the extent of such other Welfare Benefits received by, or made available to, the Executive during the Severance Period (and any such Welfare Benefits received by or made available to the Executive shall be reported to the Company by the Executive). Nothing herein shall be deemed to limit Executive's rights, if any, to thereafter participate in any retiree medical plan then in effect.

            (v) During the Severance Period, the Company shall arrange to provide the Executive with such material perquisites as are provided to the Executive immediately prior to the Date of Termination (without giving effect to any adverse amendment to, or elimination of, such perquisites made after a Change in Control).

            (vi) Effective as of the Date of Termination, all stock options (whether or not then fully exercisable) granted to Executive under any of the Company's stock option plans prior to the Date of Termination shall become immediately exercisable and Executive shall be entitled to exercise any or all of such options at any time prior to the respective expiration of the term of such options as set forth in the grant document evidencing same, as though Executive were to continue as an active employee of the Company for such period of exercisability.

            (vii) Effective as of the Date of Termination, all restricted stock granted to Executive prior to the date Executive's employment with the Company is terminated shall become fully vested and all restrictions thereon shall lapse.

            (viii) The Executive shall receive payment of the incremental qualified and supplemental defined benefit pension benefits Executive would have earned had Executive's employment continued during the Severance Period, had he received credit for service for the Severance Period for all purposes under the applicable plans, and had the Executive received compensation during the Severance Period of salary, at the annual rate equal to the Executive's Base Salary in effect immediately prior to the Date of Termination (without giving effect to any decrease therein following the Change in Control), and bonus, at the annual rate equal to the Target Bonus. Anything in the applicable plan to the contrary notwithstanding, the net present value of the Executive's benefit (as increased hereunder) under any supplemental defined benefit plan maintained by the Company ("SERP Benefit") or under any other deferred compensation plan shall be paid to the

    Executive in a lump sum in cash by no later than ten (10) days following the Date of Termination. In the event that the supplemental defined benefit plan or other deferred compensation plan does not specify the actuarial assumptions for determining present value, the present value shall be determined using the actuarial assumptions that would be used by the Pension Benefit Guaranty corporation for purposes of determining the present value of a lump sum distribution on plan termination.

          (c) Termination by the Company for Cause or By Executive Other than
              ---------------------------------------------------------------
for Good Reason.  If the Executive's employment shall be terminated after a
---------------
Change in Control and during the Agreement Period by the Company for Cause or by the Executive other than for Good Reason, the Company shall have no obligations to provide Executive with the severance benefits described under Sections 6(b)(i) through (viii) of this Agreement but shall continue to provide the other payments and benefits provided for under this Agreement.

          (d) Additional Payments.  Following any termination of Executive's
              -------------------
employment following the Change in Control and during the Agreement Period, (i) the Company shall pay the Executive all unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination under any plan or program of the Company, including but not limited to the Company's deferred compensation, benefit or other compensation plans or programs, at the time such payments are due; (ii) within ten (10) days of the Date of Termination, the Company shall pay the Executive, or his legal representative or estate, as applicable, the Executive's full salary to the Executive through the Date of Termination at the rate in effect at the time the Notice of Termination is given, together with all compensation and benefits payable to the Executive through the Date of Termination under the terms of the Company's compensation and benefit plans, programs or arrangements and (iii) the Company shall pay to the Executive the Executive's normal post-termination compensation and benefits as such payments become due (such post-termination compensation and benefits shall be determined under, and paid in accordance with, the Company's retirement, insurance and other compensation or benefit plans, programs and arrangements).

       7.   Excise Taxes.  If any of the payments or benefits received or to be
            ------------
received by the Executive in connection with a Change in Control or the Executive's termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any Person whose actions result in a Change in Control or any Person affiliated with the Company or such Person) (such payments or benefits, being hereinafter referred to as the "Total Payments") will be subject to any excise tax (the "Excise Tax") imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the Company shall pay to the Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up payment, shall be equal to the Total Payments. For purposes of determining

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

whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Total Payments shall be treated as "parachute payments" (within the meaning of section 280G(b)(2) of the Code) unless, in the opinion of tax counsel ("Tax Counsel") reasonably acceptable to the Executive and selected by the accounting firm which was, immediately prior to the Change in Control, the Company's independent auditor (the "Auditor"), such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of section 280G(b)(4)(A) of the Code, (ii) all "excess parachute payments" within the meaning of section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of section 280G(b)(4)(B) of the Code) in excess of the base amount allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income tax at the highest effective marginal rate of federal income taxation (taking into account the phase out of itemized deductions) in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the Date of Termination (or if there is no Date of Termination, then the date on which the Gross-Up Payment is calculated for purposes of this Section 7), net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, the Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by the Executive to the extent that such repayment results in a reduction in Excise Tax and/or a federal, state or local income or employment tax deduction) plus any interest received by Executive in connection with the government's refund of such overpayment. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) at the time that the amount of such excess is finally determined. The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.

       8.   Change in Control.  Effective as of the date of the Change in
            -----------------
Control, all stock options (whether or not then fully exercisable) granted to Executive under any of the Company's stock option plans prior to the date of the Change in Control shall become immediately exercisable and all restricted stock granted to Executive prior to the date of the Change in Control shall become fully vested and all restrictions thereon shall lapse.

       9.   Amendment.  This Agreement may be amended in writing by mutual
            ---------
agreement of the parties without the consent of any other person and, during the life of Executive, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.

       10. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and, if (i) sent by registered mail or certified mail, or (ii) personally delivered, or (iii) sent via nationally recognized courier service, to the Company at its principal executive offices, to the attention of its Chief Financial Officer, or to Executive at the last address filed by him in writing with the Committee, as the case may be.

       11.  Nonalienation.  The interests of Executive under this Agreement are
            -------------
not subject to the claims of his creditors, other than the Company and its subsidiaries, and may not otherwise be voluntarily or involuntarily assigned, alienated or encumbered.

       12.  Successors.  In addition to any obligations imposed by law upon any
            ----------
successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive were to terminate the Executive's employment for Good Reason after a Change in Control, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

       13.  Severability.  If, for any reason, any provision of this Agreement
            ------------
is held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect.

       14.  Applicable Law.  The provisions of this Agreement shall be construed
            --------------
in accordance with the internal laws of the State of Illinois without regard to common law conflicts of laws principles.

       15.  Counterpart.  The Agreement may be executed in two or more
            -----------
counterparts, any one of which shall be deemed the original without reference to the others.

       16.  Attorney's Fees.  The Company also shall pay to the Executive all
            ---------------
legal fees, accounting, expert witness or other fees, costs or expenses incurred by the Executive (together with an additional amount such that the net amount retained by Executive, after deduction of any federal, state and local income and employment taxes on the total payments made pursuant to this paragraph equal the amount of such fees, costs and expenses incurred by Executive) in disputing in good faith any issue hereunder relating to the termination of the Executive's employment, in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided hereunder. The amount of taxes for which the additional amount is paid to Executive shall be determined in the same manner used for determining the amount of the Gross-Up Payment provided for in Section
7. Such payments shall be made within five (5) business days after delivery of the Executive's written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.

       17.  Interest on Late Payments.  If the Company fails to pay any amount
            -------------------------
provided under this Agreement when due, the Company shall pay interest, compounded monthly, on such amount at a rate equal to the lesser of (a) (i) the highest rate of interest charged by the Company's principal lender on its revolving credit agreements as in effect from time to time during the period of such nonpayment plus 200 basis points, or (ii) in the absence of such a lender, 300 basis points over the prime commercial lending rate announced by The Wall Street Journal in effect from time to time during the period of such nonpayment, or (b) the highest legally-permissible interest rate allowed to be charged under applicable law.

       18.  Beneficiaries.  If Executive should die while any amount is payable
            -------------
to him hereunder, such amount shall be paid to Executive's devisee, legatee or other designee or, if there is no such designee, to Executive's estate.

       19.  WAIVER OF JURY TRIAL.  THE COMPANY AND EXECUTIVE WAIVE THEIR RIGHTS
            --------------------
TO REQUEST A JURY TRIAL IN ANY LAWSUIT RELATING TO THIS AGREEMENT.

       20.  Mitigation.  Executive shall not be required to mitigate damages or
            ----------
the amount of any payment provided for under this Agreement by seeking (and, except as provided in Section 6(b)(iv), no payment otherwise required hereunder shall be reduced on account of) other employment.

       21.  Letter of Credit.  The Company shall establish irrevocable standby
            ----------------
letters of credit issued by The Bank of New York or another bank having combined capital and surplus in excess of $500 million to secure the Company's obligations to Executive. Said letters of credit shall be established prior to an Imminent Control Change Date, and shall be as follows:

          (a) one letter of credit, in substantially the form attached hereto, to secure the payment of legal fees and related tax gross-up payment as provided for under Section 16 of this Agreement in the amount of $5 million, which amount shall be available to the Executive and each other person covered by the letter of credit; and

          (b) one letter of credit, in substantially the form attached hereto, to secure the other payments and benefits provided for under this Agreement in an amount which is not less than the amount of severance and other benefits (the "Severance Benefits") that would be payable to the Executive pursuant to this Agreement if the Executive is terminated by the Company without Cause following a Change in Control, which amount shall be available solely to the Executive.

The amount of the letter of credit described in Section 21(b) above, shall be increased by the Company from time to time so that such amount is never less than the amount of the Executive's Severance Benefits. The letters of credit described in Sections 21(a) and 21(b) may expire on the date on which the Imminent Control Change Date ceases to exist. Upon a Change in Control, the letters of credit shall remain in effect and shall not be subject to termination prior to their respective Expiry Dates as provided in each such letter of credit.

       22.  Escrow Account.  The Company shall establish an escrow account for
            --------------
each of the letters of credit described in Section 21 at the time the letters of credit are established by entering into escrow agreements with LaSalle Bank National Association, or another bank having combined capital and surplus in excess of $100 million in substantially the forms attached hereto.


                  [Remainder of page intentionally left blank;
                signatures appear on immediately following page]

       IN WITNESS WHEREOF, Executive has hereunto set his hand, and the Company has caused these presents to be executed in its name and on its behalf, and its corporate seal to be hereunto affixed and attested by its Secretary, all as of the day and year first above written.

                                       /s/ ELBERT O. HAND
                                      ______________________________
                                           Elbert O. Hand

Attest:                               HARTMARX CORPORATION

/s/ TARAS R. PROCZKO                      /s/ GLENN R. MORGAN
____________________________          By: ____________________________
Taras R. Proczko                          Glenn R. Morgan, Executive Vice
Secretary                                 Vice President & CFO

                EXHIBITS HAVE BEEN OMITTED AND WILL BE FURNISHED
                         TO THE COMMISSION UPON REQUEST